Exhibit 99.1

CONTACTS:                                      Investor Relations:

Leslie Hunziker

(201) 307-2100

investorrelations@hertz.com

Media:

Richard Broome

201-307-2486

rbroome@hertz.com

HERTZ REPORTS SIGNIFICANT YEAR-OVER-YEAR IMPROVEMENT

•      Adjusted diluted earnings per share(1) for the quarter of $0.06 versus a loss per share of $0.22 in the prior year; GAAP diluted loss per share for the quarter of $0.08 versus a loss per share of $3.77 in the prior year.

•      Adjusted pre-tax income(1) for the quarter of $39.2 million versus a loss in the prior year of $103.7 million; GAAP pre-tax loss of $67.4 million for the quarter versus a loss of $1,446.2 million in the prior year.

•      U.S. car rental rate revenues for the quarter up 2.5% year over year, driven by improving business travel, off-airport growth and our new Advantage leisure brand.

•      Worldwide car rental adjusted pre-tax income for the quarter of $96.9 million versus a loss in the prior year of $66.7 million, representing a 1130 basis point improvement in margin.

•      Corporate EBITDA(1)  for the quarter of $221.0 million increased 89.1% from prior year and Corporate EBITDA margin of 12.7%, almost double 2008 levels.

•      Worldwide equipment rental Corporate EBITDA margin of 40.5% and adjusted pre-tax margin of 9.4%, for the quarter, in spite of a 26.1% revenue decrease.

Park Ridge, NJ (February 23, 2010) — Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) reported fourth quarter 2009 worldwide revenues of $1.7 billion, a decrease of 2.7% year-over-year (a 6.5% decrease in constant currency).  Worldwide car rental revenues for the quarter increased 3.4% (a 0.6% decrease in constant currency) to $1.5 billion.  Revenues from worldwide equipment rental for the fourth quarter were $274.0 million, down 26.1% (a 28.9% decrease in constant currency) over the prior year period.

Fourth quarter 2009 adjusted pre-tax income was $39.2 million, versus adjusted pre-tax loss of $103.7 million in the same period in 2008, and loss before income taxes (“pre-tax loss”), on a GAAP basis, was $67.4 million, versus $1,446.2 million in the fourth quarter of 2008.  The fourth quarter of 2008 included a non-cash impairment charge of $1,168.9 million relating to our goodwill, other intangible assets and property and equipment.  Corporate EBITDA for the fourth quarter of 2009 was $221.0 million, an increase of 89.1% from the same period in 2008.

Fourth quarter 2009 adjusted net income(1)  was $22.5 million, versus a loss of $73.0 million in the same period of 2008, resulting in adjusted diluted earnings per share for the quarter of $0.06, compared with adjusted diluted loss per share of $0.22 for the fourth quarter of 2008. Fourth quarter 2009 net loss, on a GAAP basis, was $30.9 million or $0.08 per share on a diluted basis, compared with a net loss of $1,218.0 million, or $3.77 per share on a diluted basis, for the fourth quarter of 2008.

Mark P. Frissora, the Company’s Chairman and Chief Executive Officer said, “Our strong performance in the fourth quarter of 2009 was based on continued improvement in the U.S. car rental business, our largest market, and sustained progress throughout the year to develop new revenue sources and further reduce overall costs.   For the full year 2009, we cut costs by $760 million, and by over $1.2 billion from 2007 through 2009.   We also generated over $170 million of incremental revenues last year from new products and services, which helped offset recession-related pressure on our core businesses.  In 2010, we expect to take more costs out of our business processes, further develop new revenue sources, and open over 150 new rental locations in the U.S and internationally.”

The Company took $34.5 million in restructuring and related charges in the fourth quarter of 2009, primarily attributable to costs associated with job reductions, the closure of rental locations and process reengineering.   The Company said it expects restructuring and related charges to diminish significantly throughout 2010.

INCOME MEASUREMENTS, FOURTH QUARTER 2009 & 2008

	Q4 2009			Q4 2008
(in millions, except per share amounts)	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Pre-tax Income (Loss)	Net Loss	Diluted Loss Per Share
Earnings Measures, as reported (EPS based on 410.0M and 323.0M diluted shares)	$(67.4)	$(30.9)	$(0.08)	$(1,446.2)	$(1,218.0)	$(3.77)
Adjustments:
Purchase accounting	20.8			26.6
Non-cash debt charges	50.7			43.8
Restructuring and related charges	34.5			94.3
Derivative losses	0.6			5.0
Impairment charge	—			1,168.9
Management transition costs	—			3.9
Adjusted pre-tax income (loss)	39.2	39.2		(103.7)	(103.7)
Assumed (provision) benefit for income taxes at 34%		(13.4)			35.3
Noncontrolling interest		(3.3)			(4.6)
Earnings Measures, as adjusted (EPS based on 407.7M and 325.5M diluted shares)	$39.2	$22.5	$0.06	$(103.7)	$(73.0)	$(0.22)

The Company ended the fourth quarter of 2009 with total debt of $10.4 billion and net corporate debt(1) of $3.6 billion, both similar to September 30, 2009. Net cash provided by operating activities was $516.3 million in the fourth quarter of 2009, compared to $614.3 million last year.

WORLDWIDE CAR RENTAL

Worldwide car rental revenues were $1.5 billion for the fourth quarter of 2009, an increase of 3.4% (a 0.6% decrease in constant currency) from the prior year period. Transaction days for the quarter decreased 1.9% [0.7% U.S.; (7.1)% International]. U.S. off-airport revenues for the fourth quarter increased 6.2% year-over-year, and transaction days increased 8.0%. Rental rate revenue per transaction day(1) (“RPD”) for the quarter increased 1.4% from the prior year period [1.8% U.S.; 0.8% International].

Worldwide car rental adjusted pre-tax income for the fourth quarter of 2009 was $96.9 million, versus an adjusted pre-tax loss of $66.7 million in the prior year period.  The result was driven by higher RPD and strong cost management performance, including lower overall fleet costs and staffing/wage levels commensurate with rental volumes, as well as a value added tax reclaim. As a result, worldwide car rental achieved an adjusted pre-tax margin, based on revenues, of 6.6% for the quarter, versus a negative margin of 4.7% in the prior year period.

The worldwide average number of Company-operated cars for the fourth quarter of 2009 was 412,000, a decrease of 1.3% over the prior year period.

Additionally, the U.S. car rental business made year-over-year progress in the fourth quarter, due to further productivity and revenue generation improvements, year-over-year.  A couple key metrics include:

•                  Revenue per transaction, a good measure of pricing and transaction length mix, increased 1.6% year-over-year.

•                  Revenue per vehicle, a good measure of fleet productivity, increased 1.1% year-over-year.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental revenues were $274.0 million for the fourth quarter of 2009, a 26.1% decrease (a 28.9% decrease in constant currency) from the prior year period.

Adjusted pre-tax income for the fourth quarter of 2009 was $25.8 million, a 43.9% decrease from the prior year period, primarily attributable to the effects of reduced volume and pricing, partially offset by cost management initiatives.  HERC achieved an adjusted pre-tax margin, based on revenues, of 9.4%, and a Corporate EBITDA margin, based on revenues, of 40.5% for the quarter.

The average acquisition cost of rental equipment operated during the fourth quarter of 2009 decreased by 10.0% year-over- year — compared with a 10.8% decrease in the fourth quarter of 2008 over the fourth quarter of 2007 — to $2.8 billion, and net revenue earning equipment as of December 31, 2009 was $1.8 billion, a 16.3% decrease from the amount as of December 31, 2008.

FULL YEAR RESULTS

Worldwide revenues for the full year 2009 were $7.1 billion, a decrease of 16.7% over the prior year (a 14.5% decrease in constant currency).  Worldwide car rental revenues for the year decreased 12.8% (a 10.5%

decrease in constant currency) to $6.0 billion.  Revenues from worldwide equipment rental for the year were $1,110.9 million, down 33.0% (a 31.4% decrease in constant currency) over the prior year.

Adjusted pre-tax income for the year was $198.9 million, a 16.1% decrease from 2008 and pre-tax loss, on a GAAP basis, was $171.0 million, versus $1,382.8 million in 2008.  Corporate EBITDA for the year was $979.9 million, a 10.9% decrease from 2008.

Adjusted net income was $116.6 million, a 14.1% decrease from 2008, resulting in adjusted diluted earnings per share for the year of $0.29, compared $0.42 in the prior year.  Net loss, on a GAAP basis, was $126.0 million or $0.34 per share on a diluted basis, compared with a net loss of $1,206.7 million, or $3.74 per share on a diluted basis, for 2008.

INCOME MEASUREMENTS, FULL YEAR 2009 & 2008

	Full Year 2009			Full Year 2008
(in millions, except per share amounts)	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share
Earnings Measures, as reported (EPS based on 371.5 and 322.7M diluted shares)	$(171.0)	$(126.0)	$(0.34)	$(1,382.8)	$(1,206.7)	$(3.74)
Adjustments:
Purchase accounting	90.3			101.0
Non-cash debt charges	171.9			100.2
Restructuring and related charges	153.3			242.5
Third party bankruptcy reserve	4.3			—
Management transition costs	1.0			5.2
Gain on debt buyback	(48.5)			—
Derivative (gains) losses	(2.4)			2.2
Impairment charge	—			1,168.9
Adjusted pre-tax income (loss)	198.9	198.9		237.2	237.2
Assumed (provision) benefit for income taxes at 34%		(67.6)			(80.7)
Noncontrolling interest		(14.7)			(20.8)
Earnings Measures, as adjusted (EPS based on 407.7M and 325.5M diluted shares)	$198.9	$116.6	$0.29	$237.2	$135.7	$0.42

The Company ended 2009 with total debt of $10.4 billion and net corporate debt of $3.6 billion, compared with total debt of $11.0 billion and net corporate debt of $3.8 billion as of December 31, 2008, a reduction in net corporate debt of $183.4 million. Net cash provided by operating activities was $1,775.0 million for the year, compared to $2,544.2 million in 2008.

OUTLOOK

The Company will outline its full year 2010 guidance for revenues, Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share during the earnings conference call on Wednesday, February 24, 2010.

RESULTS OF THE HERTZ CORPORATION

The Company’s operating subsidiary, The Hertz Corporation (“Hertz”), posted the same revenues for the fourth quarter and full year 2009 as the Company.  Hertz’s fourth quarter and full year 2009 pre-tax loss was, however, $11.3 million and $26.8 million, respectively,  lower than that of the Company primarily because of additional interest expense recognized by the Company on its 5.25% Convertible Senior Notes issued in May and June 2009.

(1)  Adjusted pre-tax income, Corporate EBITDA, adjusted net income, adjusted diluted earnings per share, net corporate debt and rental rate revenue per transaction day are non-GAAP measures.  See the accompanying Tables and Exhibit for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company’s management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter 2009 earnings conference call will be held on Wednesday, February 24, 2010, at 10:00 a.m. (EDT). To access the conference call live, dial 877-531-2989 in the U.S. and 612-332-0637 for international callers using the passcode: 145795 or listen via webcast at www.hertz.com/investorrelations. The conference call will be available for replay for two weeks starting at 12:30 p.m. on February 24, 2009 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 145795.   The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

ABOUT THE COMPANY

Hertz is the largest worldwide airport general use car rental brand operating from approximately 8,100 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 78 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. The Company also operates the global car sharing club, Connect by Hertz, in New York City, Berlin, London, Madrid and Paris. Additionally, Hertz operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 325 branches in the United States, Canada, China, France and Spain.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include information concerning the Company’s outlook, anticipated revenues, results of operations and implementation of productivity and efficiency initiatives, including targeted job reductions, and the anticipated savings and restructuring charges expected to be realized or incurred in connection therewith, as well as any other statement that does not directly relate to any historical or current fact.  These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast” or similar expressions.  These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances.  We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.  Among other items, such factors could include overall strength and stability of general economic conditions, both in the United States and in global markets; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly; safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; and changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations or the cost thereof.  Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company therefore cautions you against relying on these forward-looking statements.  All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements.  All such statements speak only as of the date made and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables and Exhibit:

Table 1:                Condensed Consolidated Statements of Operations for the Three Months and Years Ended December 31, 2009 and 2008

Table 2:                Condensed Consolidated Statements of Operations As Reported and As Adjusted for the Three Months and Years Ended December 31, 2009 and 2008

Table 3:                Segment and Other Information for the Three Months and Years Ended December 31, 2009 and 2008

Table 4:                Selected Operating and Financial Data as of or for the Three Months and Year Ended December 31, 2009 compared to December 31, 2008 and Selected Balance Sheet Data as of December 31, 2009 and December 31, 2008

Table 5:                Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss) and Adjusted Net Income (Loss) for the Three Months and Years Ended December 31, 2009 and 2008

Table 6:                Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Three Months and Years Ended December 31, 2009 and 2008

Table 7:                Non-GAAP Reconciliations of Operating Cash Flows to EBITDA for Three Months and Years Ended December 31, 2009 and 2008, Net Corporate Debt, Net Fleet Debt and Total Net Debt as of December 31, 2009, 2008 and 2007 and September 30, 2009 and 2008, Car Rental Rate Revenue per Transaction Day and Equipment Rental and Rental Related Revenue for the Three Months and Years Ended December 31, 2009 and 2008

Table 8:                Non-GAAP Reconciliation of Total Net Cash Flow for the Three Months and Years Ended December 31, 2009 and 2008

Exhibit 1: Non-GAAP Measures: Definitions and Use/Importance

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percentage
	December 31,		of Total Revenues
	2009	2008	2009	2008
Total revenues	$1,740.7	$1,788.7	100.0%	100.0%

Expenses:
Direct operating	1,021.7	1,128.2	58.7%	63.1%
Depreciation of revenue earning equipment	463.1	535.4	26.6%	29.9%
Selling, general and administrative	153.1	173.9	8.8%	9.7%
Interest expense	182.0	232.8	10.5%	13.0%
Interest and other income, net	(11.8)	(4.3)	(0.7)%	(0.2)%
Impairment charges	—	1,168.9	—%	65.3%
Total expenses	1,808.1	3,234.9	103.9%	180.8%
Loss before income taxes	(67.4)	(1,446.2)	(3.9)%	(80.8)%
Benefit for taxes on income	39.8	232.8	2.3%	13.0%
Net loss	(27.6)	(1,213.4)	(1.6)%	(67.8)%
Less: Net income attributable to noncontrolling interest	(3.3)	(4.6)	(0.2)%	(0.3)%
Net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(30.9)	$(1,218.0)	(1.8)%	(68.1)%

Weighted average number of shares outstanding:
Basic	410.0	323.0
Diluted	410.0	323.0

Loss per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$(0.08)	$(3.77)
Diluted	$(0.08)	$(3.77)

	Year Ended		As a Percentage
	December 31,		of Total Revenues
	2009	2008	2009	2008
Total revenues	$7,101.5	$8,525.1	100.0%	100.0%

Expenses:
Direct operating	4,084.2	4,930.0	57.5%	57.8%
Depreciation of revenue earning equipment	1,931.4	2,194.2	27.2%	25.8%
Selling, general and administrative	641.1	769.6	9.0%	9.0%
Interest expense	680.3	870.0	9.6%	10.2%
Interest and other income, net	(64.5)	(24.8)	(0.9)%	(0.3)%
Impairment charges	—	1,168.9	—%	13.7%
Total expenses	7,272.5	9,907.9	102.4%	116.2%
Loss before income taxes	(171.0)	(1,382.8)	(2.4)%	(16.2)%
Benefit for taxes on income	59.7	196.9	0.8%	2.3%
Net loss	(111.3)	(1,185.9)	(1.6)%	(13.9)%
Less: Net income attributable to noncontrolling interest	(14.7)	(20.8)	(0.2)%	(0.2)%
Net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(126.0)	$(1,206.7)	(1.8)%	(14.1)%

Weighted average number of shares outstanding:
Basic	371.5	322.7
Diluted	371.5	322.7

Loss per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$(0.34)	$(3.74)
Diluted	$(0.34)	$(3.74)

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended December 31, 2009					Three Months Ended December 31, 2008
	As				As	As			As
	Reported		Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$1,740.7		$—		$1,740.7	$1,788.7	$—		$1,788.7

Expenses:
Direct operating	1,021.7	(a)	(44.3	)(b)	977.4	1,128.2	(106.6	)(b)	1,021.6
Depreciation of revenue earning equipment	463.1		(2.6	)(c)	460.5	535.4	(6.9	)(c)	528.5
Selling, general and administrative	153.1		(9.0	)(d)	144.1	173.9	(16.3	)(d)	157.6
Interest expense	182.0		(50.7	)(e)	131.3	232.8	(43.8	)(e)	189.0
Interest and other income, net	(11.8	)(a)	—		(11.8)	(4.3)	—		(4.3)
Impairment charges	—		—		—	1,168.9	(1,168.9	)(g)	—
Total expenses	1,808.1		(106.6)		1,701.5	3,234.9	(1,342.5)		1,892.4
Income (loss) before income taxes	(67.4)		106.6		39.2	(1,446.2)	1,342.5		(103.7)
Benefit (provision) for taxes on income	39.8		(53.2	)(f)	(13.4)	232.8	(197.5	)(f)	35.3
Net income (loss)	(27.6)		53.4		25.8	(1,213.4)	1,145.0		(68.4)
Less: Net income attributable to noncontrolling interest	(3.3)		—		(3.3)	(4.6)	—		(4.6)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(30.9)		$53.4		$22.5	$(1,218.0)	$1,145.0		$(73.0)

	Year Ended December 31, 2009				Year Ended December 31, 2008
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$7,101.5	$—		$7,101.5	$8,525.1	$—		$8,525.1

Expenses:
Direct operating	4,084.2	(170.6	)(b)	3,913.6	4,930.0	(263.5	)(b)	4,666.5
Depreciation of revenue earning equipment	1,931.4	(14.3	)(c)	1,917.1	2,194.2	(22.6	)(c)	2,171.6
Selling, general and administrative	641.1	(61.6	)(d)	579.5	769.6	(64.8	)(d)	704.8
Interest expense	680.3	(171.9	)(e)	508.4	870.0	(100.2	)(e)	769.8
Interest and other income, net	(64.5)	48.5	(h)	(16.0)	(24.8)	—		(24.8)
Impairment charges	—	—		—	1,168.9	(1,168.9	)(g)	—
Total expenses	7,272.5	(369.9)		6,902.6	9,907.9	(1,620.0)		8,287.9
Income (loss) before income taxes	(171.0)	369.9		198.9	(1,382.8)	1,620.0		237.2
Benefit (provision) for taxes on income	59.7	(127.3	)(f)	(67.6)	196.9	(277.6	)(f)	(80.7)
Net income (loss)	(111.3)	242.6		131.3	(1,185.9)	1,342.4		156.5
Less: Net income attributable to noncontrolling interest	(14.7)	—		(14.7)	(20.8)	—		(20.8)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(126.0)	$242.6		$116.6	$(1,206.7)	$1,342.4		$135.7

(a)

The three months and year ended December 31, 2009 includes a value added tax reclaim received in the United Kingdom, $8.2 million was recorded in Direct operating and $10.3 million was recorded in Interest and other income, net.

(b)

Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting. For the three months ended December 31, 2009 and 2008, also includes restructuring and restructuring related charges of $26.2 million and $87.1 million, respectively. For the years ended December 31, 2009 and 2008, also includes restructuring and restructuring related charges of $99.6 million and $185.9 million, respectively. For the year ended December 31, 2009, also includes gasoline hedge gains of $5.0 million.

(c)	Represents the increase in depreciation of revenue earning equipment based upon its revaluation relating to purchase accounting.
(d)

Represents an increase in depreciation of property and equipment relating to purchase accounting. For the three months ended December 31, 2009 and 2008, also includes restructuring and restructuring related charges of $8.3 million and $7.2 million, respectively. For the years ended December 31, 2009 and 2008, also includes restructuring and related charges of $53.7 million and $56.6 million, respectively. For the three months and year ended December 31, 2009, also includes interest rate cap losses of $0.6 million and $2.6 million, respectively. For the three months and year ended December 31, 2008, also includes interest rate swaption loss of $5.0 million and gain of $2.2 million, respectively. For all periods presented, also includes other adjustments which are detailed in Table 5.

(e)

Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts. For the three months and year ended December 31, 2009, also includes $22.4 million and $74.6 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments. For the three months and year ended December 31, 2008, also includes $4.0 million and $11.8 million, respectively, associated with the ineffectiveness of our interest rate swaps. For the three months and year ended December 31, 2008, also includes $22.3 million and $30.0 million, respectively, relating to the write-off of unamortized debt costs associated with a debt modification.

(f)	Represents a provision for income taxes derived utilizing a normalized income tax rate (34% for 2009 and 2008).
(g)	Represents non-cash impairment charges related to our goodwill, other intangible assets and property and equipment.
(h)	Represents a gain (net of transaction costs) recorded in connection with the buyback of portions of our Senior Notes and Senior Subordinated Notes during the year ended December 31, 2009.

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER  INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Car rental	$1,463.7	$1,415.3	$5,979.0	$6,858.2
Equipment rental	274.0	370.7	1,110.9	1,658.1
Other reconciling items	3.0	2.7	11.6	8.8
	$1,740.7	$1,788.7	$7,101.5	$8,525.1

Depreciation of property and equipment:
Car rental	$29.3	$31.4	$115.9	$126.0
Equipment rental	9.3	8.5	37.6	40.8
Other reconciling items	1.3	1.5	6.1	6.0
	$39.9	$41.4	$159.6	$172.8

Amortization of other intangible assets:
Car rental	$7.3	$8.5	$32.5	$33.9
Equipment rental	8.3	8.1	32.8	32.4
Other reconciling items	0.3	—	0.7	—
	$15.9	$16.6	$66.0	$66.3

Income (loss) before income taxes:
Car rental	$25.7	$(594.7)	$190.1	$(385.3)
Equipment rental	2.8	(747.9)	(20.7)	(629.3)
Other reconciling items	(95.9)	(103.6)	(340.4)	(368.2)
	$(67.4)	$(1,446.2)	$(171.0)	$(1,382.8)

Corporate EBITDA (a):
Car rental	$116.9	$(36.3)	$560.1	$402.8
Equipment rental	111.0	157.7	459.2	736.0
Other reconciling items	(6.9)	(4.5)	(39.4)	(38.6)
	$221.0	$116.9	$979.9	$1,100.2

Adjusted pre-tax income (loss) (a):
Car rental	$96.9	$(66.7)	$465.3	$289.1
Equipment rental	25.8	46.0	76.4	272.0
Other reconciling items	(83.5)	(83.0)	(342.8)	(323.9)
	$39.2	$(103.7)	$198.9	$237.2

Adjusted net income (loss) (a):
Car rental	$63.9	$(44.0)	$307.1	$190.8
Equipment rental	17.0	30.4	50.4	179.5
Other reconciling items	(58.4)	(59.4)	(240.9)	(234.6)
	$22.5	$(73.0)	$116.6	$135.7

Adjusted diluted number of shares outstanding (a)	407.7	325.5	407.7	325.5

Adjusted diluted earnings (loss) per share (a)	$0.06	$(0.22)	$0.29	$0.42

(a)                                  Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

Note:                   “Other Reconciling Items” includes general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.  See Tables 5 and 6.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent		Percent
	Months	change	Year	change
	Ended, or as	from	Ended, or as	from
	of Dec. 31,	prior year	of Dec. 31,	prior year
	2009	period	2009	period

Selected Car Rental Operating Data

Worldwide number of transactions (in thousands)	6,128	(1.4)%	24,520	(10.4)%
Domestic	4,492	0.9%	17,791	(10.2)%
International	1,636	(7.1)%	6,729	(10.9)%

Worldwide transaction days (in thousands)	28,309	(1.9)%	117,601	(8.0)%
Domestic	19,482	0.7%	79,644	(7.1)%
International	8,827	(7.1)%	37,957	(10.0)%

Worldwide rental rate revenue per transaction day (a)	$42.05	1.4%	$42.68	(1.4)%
Domestic	$41.79	1.8%	$42.20	(1.6)%
International (b)	$42.62	0.8%	$43.71	(1.1)%

Worldwide average number of company-operated cars during period	412,000	(1.3)%	410,900	(9.7)%
Domestic	279,900	1.4%	274,000	(9.3)%
International	132,100	(6.7)%	136,900	(10.5)%

Worldwide revenue earning equipment, net (in millions)	$7,019.3	8.0%	$7,019.3	8.0%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (a) (b)	$238.6	(28.0)%	$989.5	(31.0)%
Same store revenue growth, including initiatives (a) (b)	(29.1)%	N/M	(29.1)%	N/M
Average acquisition cost of revenue earning equipment operated during period (in millions)	$2,830.0	(10.0)%	$2,874.7	(14.7)%
Revenue earning equipment, net (in millions)	$1,832.3	(16.3)%	$1,832.3	(16.3)%

Other Financial Data (in millions)

Cash flows provided by operating activities	$516.3	(16.0)%	$1,775.0	(30.2)%
Levered after-tax cash flow before fleet growth (a)	(45.2)	(57.5)%	263.4	N/M
Levered after-tax cash flow after fleet growth (a)	5.3	(98.8)%	183.4	9.4%
Total net cash flow (a)	29.8	(98.3)%	733.4	23.7%
EBITDA (a)	619.7	14.8%	2,641.0	(13.2)%
Corporate EBITDA (a)	221.0	89.1%	979.9	(10.9)%

Selected Balance Sheet Data (in millions)

	December 31,	December 31,
	2009	2008
Cash and cash equivalents	$985.6	$594.3
Total revenue earning equipment, net	8,851.6	8,691.5
Total assets	16,002.4	16,451.4
Total debt	10,364.4	10,972.3
Net corporate debt (a)	3,633.6	3,817.0
Net fleet debt (a)	5,380.0	5,829.6
Total net debt (a)	9,013.6	9,646.6
Total equity	2,097.4	1,488.3

(a)    Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(b)    Based on 12/31/08 foreign exchange rates.

N/M Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS)

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$1,463.7	$274.0	$3.0	$1,740.7	$1,415.3	$370.7	$2.7	$1,788.7
Expenses:
Direct operating and selling, general and administrative	964.2	190.5	20.1	1,174.8	995.1	279.2	27.8	1,302.1
Depreciation of revenue earning equipment	393.6	69.5	—	463.1	444.0	91.4	—	535.4
Interest expense	92.0	11.1	78.9	182.0	129.8	22.3	80.7	232.8
Interest and other income, net	(11.8)	0.1	(0.1)	(11.8)	(1.9)	(0.2)	(2.2)	(4.3)
Impairment charges	—	—	—	—	443.0	725.9	—	1,168.9
Total expenses	1,438.0	271.2	98.9	1,808.1	2,010.0	1,118.6	106.3	3,234.9
Income (loss) before income taxes	25.7	2.8	(95.9)	(67.4)	(594.7)	(747.9)	(103.6)	(1,446.2)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	8.5	8.9	0.8	18.2	9.7	9.5	0.5	19.7
Depreciation of revenue earning equipment	—	2.6	—	2.6	—	6.9	—	6.9
Non-cash debt charges (b)	39.8	2.2	8.7	50.7	33.2	2.3	8.3	43.8
Restructuring charges (c)	8.4	9.3	1.9	19.6	33.7	48.2	7.1	89.0
Restructuring related charges (c)	14.5	—	0.4	14.9	3.4	1.1	0.8	5.3
Impairment charges	—	—	—	—	443.0	725.9	—	1,168.9
Derivative losses (c)	—	—	0.6	0.6	5.0	—	—	5.0
Management transition costs (d)	—	—	—	—	—	—	3.9	3.9
Adjusted pre-tax income (loss)	96.9	25.8	(83.5)	39.2	(66.7)	46.0	(83.0)	(103.7)
Assumed (provision) benefit for income taxes of 34%	(33.0)	(8.8)	28.4	(13.4)	22.7	(15.6)	28.2	35.3
Noncontrolling interest	—	—	(3.3)	(3.3)	—	—	(4.6)	(4.6)
Adjusted net income (loss)	$63.9	$17.0	$(58.4)	$22.5	$(44.0)	$30.4	$(59.4)	$(73.0)

Adjusted diluted number of shares outstanding				407.7				325.5

Adjusted diluted earnings (loss) per share				$0.06				$(0.22)

	Year Ended December 31, 2009				Year Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$5,979.0	$1,110.9	$11.6	$7,101.5	$6,858.2	$1,658.1	$8.8	$8,525.1
Expenses:
Direct operating and selling, general and administrative	3,873.2	761.0	91.1	4,725.3	4,511.9	1,101.6	86.1	5,699.6
Depreciation of revenue earning equipment	1,614.2	317.2	—	1,931.4	1,843.8	350.4	—	2,194.2
Interest expense	316.1	53.3	310.9	680.3	452.4	110.8	306.8	870.0
Interest and other income, net	(14.6)	0.1	(50.0)	(64.5)	(7.6)	(1.3)	(15.9)	(24.8)
Impairment charges	—	—	—	—	443.0	725.9	—	1,168.9
Total expenses	5,788.9	1,131.6	352.0	7,272.5	7,243.5	2,287.4	377.0	9,907.9
Income (loss) before income taxes	190.1	(20.7)	(340.4)	(171.0)	(385.3)	(629.3)	(368.2)	(1,382.8)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	38.2	35.3	2.5	76.0	40.4	36.0	2.0	78.4
Depreciation of revenue earning equipment	—	14.3	—	14.3	(0.2)	22.8	—	22.6
Non-cash debt charges (b)	131.7	9.0	31.2	171.9	71.1	10.3	18.8	100.2
Restructuring charges (c)	58.7	38.2	9.9	106.8	98.4	103.2	14.6	216.2
Restructuring related charges (c)	42.3	0.3	3.9	46.5	19.5	3.1	3.7	26.3
Impairment charges	—	—	—	—	443.0	725.9	—	1,168.9
Derivative (gains) losses (c)	—	—	(2.4)	(2.4)	2.2	—	—	2.2
Management transition costs (d)	—	—	1.0	1.0	—	—	5.2	5.2
Third party bankruptcy reserve (d)	4.3	—	—	4.3	—	—	—	—
Gain on debt buyback (e)	—	—	(48.5)	(48.5)	—	—	—	—
Adjusted pre-tax income (loss)	465.3	76.4	(342.8)	198.9	289.1	272.0	(323.9)	237.2
Assumed (provision) benefit for income taxes of 34%	(158.2)	(26.0)	116.6	(67.6)	(98.3)	(92.5)	110.1	(80.7)
Noncontrolling interest	—	—	(14.7)	(14.7)	—	—	(20.8)	(20.8)
Adjusted net income (loss)	$307.1	$50.4	$(240.9)	$116.6	$190.8	$179.5	$(234.6)	$135.7

Adjusted diluted number of shares outstanding				407.7				325.5

Adjusted diluted earnings per share				$0.29				$0.42

(a)

Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005, and any subsequent acquisitions on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers’ compensation and public liability and property damage liabilities.

(b)

Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts. For the three months and year ended December 31, 2009, also includes $22.4 million and $74.6 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments. For the three months and year ended December 31, 2008, also includes $4.0 million and $11.8 million, respectively, associated with the ineffectiveness of our interest rate swaps. For the three months and year ended December 31, 2008, also includes $22.3 million and $30.0 million, respectively, relating to the write-off of unamortized debt costs associated with a debt modification.

(c)	Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.
(d)	Amounts are included within selling, general and administrative expense in our statement of operations.
(e)	Amounts are included within interest and other income, net in our statement of operations.

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW,

LEVERED AFTER-TAX CASH FLOW BEFORE FLEET GROWTH AND AFTER FLEET GROWTH

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$25.7	$2.8	$(95.9)	$(67.4)	$(594.7)	$(747.9)	$(103.6)	$(1,446.2)
Depreciation, amortization and other purchase accounting	431.1	87.2	1.9	520.2	483.9	108.0	1.5	593.4
Interest, net of interest income	80.2	11.2	78.8	170.2	127.9	22.1	78.5	228.5
Impairment charges	—	—	—	—	443.0	725.9	—	1,168.9
Noncontrolling interest	—	—	(3.3)	(3.3)	—	—	(4.6)	(4.6)
EBITDA	537.0	101.2	(18.5)	619.7	460.1	108.1	(28.2)	540.0
Adjustments:
Car rental fleet interest	(90.0)	—	—	(90.0)	(128.5)	—	—	(128.5)
Car rental fleet depreciation	(393.6)	—	—	(393.6)	(444.0)	—	—	(444.0)
Non-cash expenses and charges (a)	40.6	0.5	9.3	50.4	34.0	0.3	11.9	46.2
Extraordinary, unusual or non-recurring gains and losses (b)	22.9	9.3	2.3	34.5	42.1	49.3	11.8	103.2
Corporate EBITDA	$116.9	$111.0	$(6.9)	221.0	$(36.3)	$157.7	$(4.5)	116.9
Equipment rental maintenance capital expenditures, net				(65.7)				(80.3)
Non-fleet capital expenditures, net				(46.8)				1.6
Changes in working capital				30.4				315.3
Changes in other assets and liabilities				(106.6)				(282.6)
Unlevered pre-tax cash flow (c)				32.3				70.9
Corporate net cash interest				(66.9)				(88.8)
Corporate cash taxes				(10.6)				(10.8)
Levered after-tax cash flow before fleet growth (c)				(45.2)				(28.7)
Equipment rental fleet growth capital expenditures				58.2				215.1
Car rental net fleet equity requirement				(7.7)				244.1
Levered after-tax cash flow after fleet growth (c)				$5.3				$430.5

	Year Ended December 31, 2009				Year Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$190.1	$(20.7)	$(340.4)	$(171.0)	$(385.3)	$(629.3)	$(368.2)	$(1,382.8)
Depreciation, amortization and other purchase accounting	1,766.3	388.0	8.1	2,162.4	2,003.7	423.6	6.0	2,433.3
Interest, net of interest income	301.5	53.4	309.4	664.3	444.8	109.5	290.9	845.2
Impairment charges	—	—	—	—	443.0	725.9	—	1,168.9
Noncontrolling interest	—	—	(14.7)	(14.7)	—	—	(20.8)	(20.8)
EBITDA	2,257.9	420.7	(37.6)	2,641.0	2,506.2	629.7	(92.1)	3,043.8
Adjustments:
Car rental fleet interest	(319.0)	—	—	(319.0)	(450.7)	—	—	(450.7)
Car rental fleet depreciation	(1,614.2)	—	—	(1,614.2)	(1,843.8)	—	—	(1,843.8)
Non-cash expenses and charges (a)	130.1	—	36.9	167.0	83.0	—	30.0	113.0
Extraordinary, unusual or non-recurring gains and losses (b)	105.3	38.5	(38.7)	105.1	108.1	106.3	23.5	237.9
Corporate EBITDA	$560.1	$459.2	$(39.4)	979.9	$402.8	$736.0	$(38.6)	1,100.2
Equipment rental maintenance capital expenditures, net				(294.4)				(312.3)
Non-fleet capital expenditures, net				(91.9)				(104.8)
Changes in working capital				(241.0)				(6.8)
Changes in other assets and liabilities				238.8				(558.4)
Unlevered pre-tax cash flow (c)				591.4				117.9
Corporate net cash interest				(296.7)				(358.4)
Corporate cash taxes				(31.3)				(33.4)
Levered after-tax cash flow before fleet growth (c)				263.4				(273.9)
Equipment rental fleet growth capital expenditures				343.4				492.7
Car rental net fleet equity requirement				(423.4)				(51.1)
Levered after-tax cash flow after fleet growth (c)				$183.4				$167.7

Table 6 (pg. 2)

(a) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges.  The adjustments reflect the following:

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

NON-CASH EXPENSES AND CHARGES
Non-cash amortization of debt costs included in car rental fleet interest	$39.3	$—	$—	$39.3	$33.5	$—	$—	$33.5
Non-cash stock-based employee compensation charges	—	—	8.7	8.7	—	—	7.7	7.7
Non-cash charges for workers’ compensation	1.3	0.5	—	1.8	0.5	0.3	0.1	0.9
Non-cash charges for pension	—	—	—	—	—	—	4.1	4.1
Derivative losses	—	—	0.6	0.6	—	—	—	—
Total non-cash expenses and charges	$40.6	$0.5	$9.3	$50.4	$34.0	$0.3	$11.9	$46.2

	Year Ended December 31, 2009				Year Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

NON-CASH EXPENSES AND CHARGES
Non-cash amortization of debt costs included in car rental fleet interest	$130.1	$—	$—	$130.1	$71.0	$—	$—	$71.0
Non-cash stock-based employee compensation charges	—	—	34.3	34.3	—	—	28.0	28.0
Non-cash charges for pension	—	—	—	—	—	—	2.0	2.0
Derivative losses	—	—	2.6	2.6	12.0	—	—	12.0
Total non-cash expenses and charges	$130.1	$—	$36.9	$167.0	$83.0	$—	$30.0	$113.0

(b) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.   The adjustments reflect the following:

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS
Restructuring charges	$8.4	$9.3	$1.9	$19.6	$33.7	$48.2	$7.1	$89.0
Restructuring related charges	14.5	—	0.4	14.9	3.4	1.1	0.8	5.3
Management transition costs	—	—	—	—	—	—	3.9	3.9
Derivative losses	—	—	—	—	5.0	—	—	5.0
Total extraordinary, unusual or non-recurring items	$22.9	$9.3	$2.3	$34.5	$42.1	$49.3	$11.8	$103.2

	Year Ended December 31, 2009				Year Ended December 31, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS
Restructuring charges	$58.7	$38.2	$9.9	$106.8	$98.4	$103.2	$14.6	$216.2
Restructuring related charges	42.3	0.3	3.9	46.5	19.5	3.1	3.7	26.3
Third-party bankruptcy reserve	4.3	—	—	4.3	—	—	—	—
Gain on debt buyback	—	—	(48.5)	(48.5)	—	—	—	—
Derivative gains	—	—	(5.0)	(5.0)	(9.8)	—	—	(9.8)
Management transition costs	—	—	1.0	1.0	—	—	5.2	5.2
Total extraordinary, unusual or non-recurring items	$105.3	$38.5	$(38.7)	$105.1	$108.1	$106.3	$23.5	$237.9

(c) Amounts include the effect of fluctuations in foreign currency.

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except as noted)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

RECONCILIATION FROM OPERATING CASH FLOWS TO EBITDA:

Net cash provided by operating activities	$516.3	$614.3	$1,775.0	$2,544.2
Amortization of debt costs	(28.3)	(39.7)	(97.3)	(88.1)
Gain on extinguishment of debt	—	—	48.5	—
Provision for losses on doubtful accounts	(5.5)	(9.4)	(28.0)	(31.1)
Derivative gains (losses)	1.6	—	(0.4)	(12.0)
Gain (loss) on sale of property and equipment	(0.1)	0.2	1.1	9.6
Amortization and ineffectiveness of cash flow hedges	(22.4)	(4.0)	(74.6)	(11.8)
Stock-based compensation charges	(8.9)	(7.7)	(35.5)	(28.0)
Asset writedowns	(9.6)	(59.1)	(36.1)	(93.2)
Noncontrolling interest	(3.3)	(4.6)	(14.7)	(20.8)
Deferred income taxes	(11.3)	239.8	(111.2)	234.8
Benefit for taxes on income	(39.8)	(232.8)	(59.7)	(196.9)
Interest expense, net of interest income	170.2	228.5	664.3	845.2
Changes in assets and liabilities	60.8	(185.5)	609.6	(108.1)
EBITDA	$619.7	$540.0	$2,641.0	$3,043.8

	December 31,	September 30,	December 31,	September 30,	December 31,
	2009	2009	2008	2008	2007
NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

Corporate Debt
Debt, less:	$10,364.4	$10,348.4	$10,972.3	$12,844.2	$11,960.1
U.S Fleet Debt and Pre-Acquisition Notes	4,058.3	3,546.2	4,254.5	4,745.8	4,603.5
International Fleet Debt and other facilities	1,413.9	1,843.0	1,871.4	2,470.7	2,228.0
Fleet Financing Facility	147.2	144.6	149.3	154.2	170.4
Canadian Fleet Financing Facility	55.6	126.8	111.6	268.7	155.4
Fleet Debt	$5,675.0	$5,660.6	$6,386.8	$7,639.4	$7,157.3
Corporate Debt	$4,689.4	$4,687.8	$4,585.5	$5,204.8	$4,802.8

Corporate Restricted Cash
Restricted Cash, less:	$365.2	$404.7	$731.4	$514.0	$661.0
Restricted Cash Associated with Fleet Debt	(295.0)	(282.5)	(557.2)	(288.2)	(573.1)
Corporate Restricted Cash	$70.2	$122.2	$174.2	$225.8	$87.9

Net Corporate Debt
Corporate Debt, less:	$4,689.4	$4,687.8	$4,585.5	$5,204.8	$4,802.8
Cash and Equivalents	(985.6)	(926.7)	(594.3)	(731.5)	(730.2)
Corporate Restricted Cash	(70.2)	(122.2)	(174.2)	(225.8)	(87.9)
Net Corporate Debt	$3,633.6	$3,638.9	$3,817.0	$4,247.5	$3,984.7

Net Fleet Debt
Fleet Debt, less:	$5,675.0	$5,660.6	$6,386.8	$7,639.4	$7,157.3
Restricted Cash Associated with Fleet Debt	(295.0)	(282.5)	(557.2)	(288.2)	(573.1)
Net Fleet Debt	$5,380.0	$5,378.1	$5,829.6	$7,351.2	$6,584.2

Total Net Debt	$9,013.6	$9,017.0	$9,646.6	$11,598.7	$10,568.9

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

CAR RENTAL RATE REVENUE PER TRANSACTION DAY (a)

Car rental revenue per statement of operations (b)	$1,436.2	$1,390.4	$5,872.9	$6,730.4
Non-rental rate revenue (c)	(207.2)	(202.6)	(802.0)	(988.0)
Foreign currency adjustment	(38.6)	8.2	(51.2)	(203.6)
Rental rate revenue	$1,190.4	$1,196.0	$5,019.7	$5,538.8
Transactions days (in thousands)	28,309	28,849	117,601	127,890
Rental rate revenue per transaction day (in whole dollars)	$42.05	$41.46	$42.68	$43.31

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

EQUIPMENT RENTAL AND RENTAL RELATED REVENUE (a)

Equipment rental revenue per statement of operations	$273.8	$370.4	$1,110.2	$1,657.3
Equipment sales and other revenue	(27.0)	(39.6)	(109.1)	(177.1)
Foreign currency adjustment	(8.2)	0.7	(11.6)	(45.5)
Rental and rental related revenue	$238.6	$331.5	$989.5	$1,434.7

(a)	Based on 12/31/08 foreign exchange rates.
(b)

Includes U.S. off-airport revenues of $231.2 million and $217.7 million for the three months ended December 31, 2009 and 2008, respectively, and $954.0 million and $975.9 million for the year ended December 31, 2009 and 2008, respectively.

(c)

Consists of domestic revenues of $140.2 million and $142.3 million and international revenues of $67.0 million and $60.3 million for the three months ended December 31, 2009 and 2008, respectively, and domestic revenues of $551.2 million and $671.1 million and international revenues of $250.8 million and $316.9 million for the year ended December 31, 2009 and 2008, respectively.

Table 8

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

TOTAL NET CASH FLOW

	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$516.3	$614.3	$1,775.0	$2,544.2
Net cash provided by (used in) investing activities	(446.0)	983.7	(1,289.8)	(1,908.3)
Net change in restricted cash	(38.1)	217.9	(368.7)	71.8
Payment of financing costs	(4.1)	(27.4)	(45.0)	(61.2)
Payment of debt offering costs	—	—	(15.3)	—
Gain on extinguishment of debt	—	—	48.5	—
Proceeds from exercise of stock options	0.5	—	5.3	6.8
Proceeds from employee stock purchase plan	0.6	—	2.4	—
Distributions to noncontrolling interest	(3.2)	(11.2)	(15.1)	(24.2)
Proceeds from sale of stock and conversion feature on debt	—	—	646.9	—
Purchase of stock	(2.2)	—	(2.2)	—
Cash overdraft reclass	6.0	(10.3)	(8.6)	(36.0)

Total net cash flow	$29.8	$1,767.0	$733.4	$593.1

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

Hertz Global Holdings, Inc. (“Hertz Holdings”) is our top-level holding company.  The Hertz Corporation (“Hertz”) is our primary operating company.  The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ February 23, 2010 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires the maintenance of a specified consolidated leverage ratio and a consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of December 31, 2009, we performed the calculations associated with the above noted financial covenants and determined that Hertz is in compliance with such covenants.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes and noncontrolling interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (34% in 2009 and 2008) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2009, 407.7 million which represents the actual diluted weighted average number of shares outstanding for the year ended December 31, 2008 plus 85 million shares offered in the 2009 common stock offerings and for 2008, the actual diluted weighted average number of shares outstanding for the year ended December 31, 2007 of 325.5 million. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Rate Revenue,  Rental Rate Revenue Per Transaction Day and Rental Rate Revenue Per Transaction

Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units in the U.S. and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Rental rate revenue per transaction is calculated as total rental rate revenue, divided by the total number of transactions, with all periods adjusted to eliminate the effects of fluctuations in foreign currency.  Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.  These statistics are important to management and investors as they represents the best measurements of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.  The optional insurance products are packaged within certain negotiated corporate, government and membership programs and within certain retail rates being charged.  Based upon these existing programs and rate packages, management believes that these optional insurance products should be consistently included in the daily pricing of car rental transactions.  On the other hand, non-rental rate revenue items such as refueling and concession pass-through expense items are driven by factors beyond the control of management (i.e. the price of fuel and the concession fees charged by airports).   Additionally, NeverLost units are an optional revenue product which management does not consider to be part of their daily pricing of car rental transactions.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth

Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Unlevered Pre-Tax Cash Flow

Unlevered pre-tax cash flow is calculated as Corporate EBITDA less equipment rental fleet depreciation including gain (loss) on sale, non-fleet capital expenditures, net of non-fleet disposals, plus changes in working capital (accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities), and changes in other assets and liabilities (including public liability and property damage, U.S. pension liability, other assets and liabilities, equity and noncontrolling interest). Unlevered pre-tax cash flow is important to management and investors as it represents funds available to pay corporate interest and taxes and to grow our fleet or reduce debt.

10. Levered After-Tax Cash Flow Before Fleet Growth

Levered after-tax cash flow before fleet growth is calculated as Unlevered Pre-Tax Cash Flow less corporate net cash interest and corporate cash taxes. Levered after-tax cash flow before fleet growth is important to management and investors as it represents the funds available to grow our fleet or reduce our debt.

11. Corporate Net Cash Interest (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate net cash interest represents total interest expense, net of total interest income, less car rental fleet interest expense, net of car rental fleet interest income, and non-cash corporate interest charges. Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts. Corporate net cash interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

12. Corporate Cash Taxes (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate cash taxes represents cash paid by the Company during the period for income taxes.

13. Levered After-Tax Cash Flow After Fleet Growth

Levered after-tax cash flow after fleet growth is calculated as Levered After-Tax Cash Flow Before Fleet Growth less equipment rental fleet growth capital expenditures and less gross car rental fleet growth capital expenditures plus car rental fleet financing. Levered after-tax cash flow after fleet growth is important to management and investors as it represents the funds available for the reduction of corporate debt.

14. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash.  Corporate debt consists of senior notes issued prior to the acquisition of all of Hertz’s common stock on December 21, 2005; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; our 5.25% Convertible Senior Notes and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

15. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

16. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  Fleet debt consists of our U.S. ABS Fleet Debt, the Fleet Financing Facility, obligations incurred under our International Fleet Debt Facilities, Capital Leases relating to revenue earning equipment that are outside the International Fleet Debt Facilities, the International ABS Fleet Financing Facility, the Belgian Fleet Financing Facility, the Brazilian Fleet Financing Facility, the Canadian Fleet Financing Facility and the pre-Acquisition ABS Notes. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

17. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

18. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.

19. Total Net Cash Flow

Total net cash flow is calculated as the change in the debt balances less the change in cash and equivalents and restricted cash, adjusted for the effects of foreign currency.  Total net cash flow is important to management, investors and rating agencies as it represents funds available to grow our fleet or reduce our debt.